Exhibit 99.1

Chimera Investment Corporation Sponsors Two Identical Residential Mortgage Loan Securitizations Totaling $3.5 Billion

NEW YORK--(BUSINESS WIRE)--May 31, 2016--On May 31, 2016, Chimera Investment Corporation (NYSE:CIM) sponsored CIM 2016-2 and CIM 2016-3: collectively a $3.5 billion securitization of seasoned residential mortgage loans. The mortgage loans were acquired from an unaffiliated financial institution, and have similar credit characteristics to the mortgage loans underlying the CIM 2016-1 securitization completed on April 29, 2016.

Securities issued by the securitizations with an aggregate balance of approximately $3.0 billion were sold in a private placement to institutional investors. The senior securities issued by the securitizations represented approximately 70% of the respective capital structures and had an initial coupon of 2.94%. Chimera retained subordinate interests in securities with an aggregate balance of approximately $537 million. Chimera also retained an option, with respect to each securitization, to call the related outstanding notes of such securitization at any time beginning in May 2020.

Other Information

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

CONTACT:
Chimera Investment Corporation
Investor Relations, 866-315-9930
www.chimerareit.com